UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 14, 2006

Language Line Holdings, Inc.

(Exact Name of Registrant As Specified In Charter)

Delaware	333-118754	20-0997806
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Lower Ragsdale Drive

Monterey, CA 93940

(Address of Principal Executive Offices, including Zip Code)

(877) 886-3885

(Registrant’s telephone number, including area code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	– Entry into a Material Definitive Agreement

On November 14, 2006, Language Line Holdings, Inc. (the “Company”) entered into an Amended and Restated Credit Agreement (the “Agreement”) which amends and restates the Credit Agreement dated as of June 11, 2004 and amended as of November 3, 2005, among Language Line, Inc., the Company, the subsidiary guarantors party thereto, the lenders party thereto and Merill Lynch Capital Corporation, as Administrative Agent (the “Original Credit Agreement”). Capitalized terms used herein and not otherwise defined have the meanings given them in the Agreement.

The Agreement effects a refinancing and replacement of the Tranche B Term Loans currently outstanding under the Original Credit Agreement with a new class of Term Loans designated as “Tranche B-1 Term Loans.” The aggregate principal amount of the Tranche B-1 Term Loans is equal to the aggregate principal amount of Tranche B Term Loans outstanding under the Original Credit Agreement on the effective date of the Agreement. The Tranche B-1 Term Loans have terms, rights and obligations materially identical to the Tranche B Term Loans except that the Applicable Margin for borrowings under the Tranche B-1 Term Loans shall be 3.25 percent in the case of Eurodollar loans and 2.25% in the case of Alternate Base Rate Loans. In addition, the Agreement amended related definitions and contained immaterial modifications to various other provisions of the Original Credit Agreement

Item 9.01	– Financial Statements and Exhibits

(d) Exhibits.

10.23	Credit Agreement dated as of June 11, 2004, as amended and restated on November 14, 2006, among Language Line, Inc., Language Line Holdings, Inc., the subsidiary guarantors party thereto, the lenders party thereto and Merill Lynch Capital Corporation, as Administrative Agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Language Line Holdings, Inc. (Registrant)

Date: November 20, 2006	/s/ Matthew T. Gibbs II
Matthew T. Gibbs II Chief Financial Officer and Director

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